TPB ACQUISTION CORP. I

1 Letterman Drive, Suite A3-1

San Francisco, CA 94129

August 5, 2021

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

Office of Real Estate and Construction

100 F Street, N.E.

Washington, D.C. 20549

Attn:                    Eric Mcphee

Jennifer Monick

James Lopez

Re:                 TPB Acquisition Corp. 1

Registration Statement on Form S-1, as amended

Filed July 27, 2021

File No. 333-253325

Dear Mr. Mcphee:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, TPB Acquisition Corp. I hereby requests acceleration of effectiveness of the above referenced Registration Statement so that it will become effective at 4:00 p.m. EST on August 9, 2021, or as soon as thereafter practicable.

Very truly yours,

/s/ David Friedberg
David Friedberg
Chief Executive Officer

cc:                    Rachel Proffitt, Cooley LLP
Courtney M.W. Tygesson, Cooley LLP

Peter Byrne, Cooley LLP

J. Peyton Worley, Latham & Watkins LLP

Ian D. Schuman, Latham & Watkins LLP

Alison Haggerty, Latham & Watkins LLP

Shagufa Hossain, Latham & Watkins LLP